EXHIBIT 2.1



                                  DATED SEPTEMBER 30, 1998



                                     S M TECH LIMITED                    (1)

                                SPEEDLINE TECHNOLOGIES INC.              (2)

                                 QUAD SYSTEMS CORPORATION                (3)





                 -----------------------------------------------

                                    AGREEMENT
                    FOR THE SALE AND PURCHASE OF THE BUSINESS
                          AND ASSETS OF SMTECH LIMITED

                 -----------------------------------------------

                                  Wragge & Co.
                                   Birmingham

                                           CONTENTS

CLAUSE  HEADING                                                             PAGE


1 Definitions and Interpretation.............................................4

2 Sale of the Assets.........................................................15

3 Consideration..............................................................16

4 Completion Accounts........................................................17

5 Adjustment to the Purchase Price...........................................20

6 Completion.................................................................20

7 Value Added Tax............................................................22

8 Debtors and Creditors......................................................24

9 Contracts and Finance Agreements...........................................29

10 Employees.................................................................29

11 Representations and Warranties............................................31

12 Names.....................................................................36

13 Restrictive Covenants.....................................................36

14 Apportionments............................................................39

15 Capital Allowances........................................................40

16 Guarantee.................................................................40

17 Continuing effect of this Agreement.......................................42

18 Announcements.............................................................42

19 Releases, waivers etc., by the Purchaser..................................42

20 Notices...................................................................43

21 Time......................................................................44

22 Entire Agreement..........................................................45

23 Alterations...............................................................45

24 Severability..............................................................45

25 Counterparts..............................................................46

26 Payment of costs..........................................................46

27 Successors and Assigns....................................................46

28 Further Assurance.........................................................46

29 Applicable law and submission to jurisdiction.............................46

30 Address for service.......................................................47

Schedule 1...................................................................48

Schedule 2...................................................................49

Schedule 3...................................................................50

Schedule 4...................................................................51

Schedule 5...................................................................52

Schedule 6...................................................................53

Schedule 7...................................................................67

Schedule 8...................................................................68

Schedule 9...................................................................69

Schedule 10..................................................................73

Schedule 11..................................................................76

Schedule 12..................................................................77

Schedule 13..................................................................78

Schedule 14..................................................................76

THIS AGREEMENT is made on September 30, 1998

BETWEEN:

(1) SMTECH LIMITED (No. 2597925) whose registered office is at Middle Farm, Bridport Road, Dorchester, Dorset DT1 3WA ("THE VENDOR");

(2) SPEEDLINE TECHNOLOGIES INC. (a Delaware Corporation) whose registered office is at 16 Forge Park, Franklin, MA 01748, USA ("THE Purchaser"); and

(3) QUAD SYSTEMS CORPORATION (a Delaware Corporation) whose registered office is at 2405 Maryland Road, Willow Grove, Pennsylvania, 19090, USA ("THE GUARANTOR")

NOW IT IS HEREBY AGREED as follows:

WHEREAS:

(A) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Assets with a view to maintaining the Business as a going concern upon the terms and subject to the conditions contained in the following provisions of this Agreement.

(B) The Guarantor has, at the request of the Purchaser agreed to guarantee the due and punctual performance by the Vendor of all its obligations under this Agreement and all other documents to be entered into by the Vendor pursuant to this Agreement.

1    DEFINITIONS AND INTERPRETATION

     In this Agreement and in the Schedules (which are part of this Agreement) unless the context otherwise requires

1.1  the following expressions shall have the following meanings:

     "THE ACCOUNTS" means the audited trading and profit and loss account of the Vendor for the financial or accounting period ended on the Accounting Date and the audited balance sheet of the Vendor as at the Accounting Date together with the reports of the directors and auditors and all other notes and memoranda attached thereto or any of them;

     "THE ACCOUNTING DATE" means 30th September 1997;

     "THE ASSETS" means the Cash Balance, the Debtors, the Fixed Equipment, the Moveable Equipment, the Stock, the Intangible Assets, the Patents, the Trade-Marks, the Registered Designs, the benefit of the Contracts and all other assets and rights of the Vendor in relation to the Business but excluding the Excluded Assets;

     "THE ASSUMED LIABILITIES" means the Creditors, accrued outgoings and expenses, including accrued holiday pay, the Warranty Claims and the burden of the Contracts but excluding the Excluded Liabilities;

     "THE BAD DEBT RESERVE" means the reserve for bad debts shown in the Completion Accounts;

     "BUSINESS DAY" means a day (excluding Saturdays and Sundays) on which clearing banks are ordinarily open for the transaction of normal banking business in London and New York;

     "THE BUSINESS" means the business of the Vendor carried on at the Completion Date including the manufacturing, distributing and after sales service and support of the Products;

     "THE BUSINESS NAMES" means the business names "SIGMAPRINT" and "SMTECH" and each and every name, title and logo used in connection with the Business;

     "THE CASH BALANCE" means any cash in hand or at bank of the Vendor at the Completion Date held for the purposes of the Business;

     "COMPLETION" means completion of the sale and purchase of the Assets by the performance by the parties of their respective obligations under clause 6;

     "COMPLETION ACCOUNTS" means the balance sheet and profit and loss account of the Vendor as at the Completion Date and the notes thereto to be prepared in accordance with clause 5;

     "THE COMPLETION ACCOUNTS DATE" means the date on which the Completion Accounts are agreed or determined pursuant to clause 4;

     "THE COMPLETION DATE" means the date hereof;

     "THE COMPLETION PAYMENT" means the cash sum of $2,150,000 to be paid by the Purchaser on Completion on account of the Purchase Price;

     "THE CONFIDENTIAL INFORMATION" means trade secrets and information equivalent to them (including but not limited to formulae, processes, methods, knowledge and know-how) in connection with the Products and details of the customers and suppliers of the Business being customers and suppliers exclusive to the Vendor and not customers and suppliers of other members of the Guarantor's Group and any information concerning new products which are being developed or proposed to be developed by the Business and which are as at the Completion Date confidential to the Vendor in connection with the Business;

     "THE CONTRACTS" means the Customer Contracts, the Supply Contracts and the Finance Agreements;

     "CREDITORS" means the aggregate amount due to trade and other creditors of the Vendor in relation to the Business including but not limited to accrued charges, customers' prepayments and trade and other bills payable (whether or not yet due and payable) at the Completion Date but excluding the Excluded Liabilities;

     "THE CUSTOMER CONTRACTS" means all of the contracts, agreements, orders, engagements and arrangements (whether written or oral) between the Vendor and customers of the Business for the supply of Products goods or services by the Vendor including the Distributorship Agreements, which are subsisting at the Completion Date;

     "CUSTOMS" means HM Customs & Excise;

     "DEBTORS" means the aggregate amount due from trade and other debtors of the Vendor in relation to the Business including but not limited to payments in advance to suppliers of the Vendor and trade and other bills receivable at the Completion Date;

     "THE DEBTS" means the aggregate amount due or owing at the Completion Accounts Date from trade debtors where such amounts have been invoiced by the Vendor as shown in the Completion Accounts less the Bad Debt Reserve;

     "DEVELOPED SOFTWARE" means any software developed by, or on behalf of the Vendor and used by the Business;

     "THE DISCLOSURE LETTER" means the letter of the same date as this Agreement from the Vendor to the Purchaser disclosing certain matters in relation to the Warranties which has been delivered to the Purchaser prior to the execution of this Agreement;

     "DISTRIBUTORSHIP AGREEMENTS" means those agreements definitively listed in
     Schedule 12;

     "THE EMPLOYEES" means the persons employed by the Vendor in the Business particulars of whom are set out in Schedule 5;

     "THE EXCLUDED ASSETS" means those items details of which are set out in Part A of Schedule 4;

     "THE EXCLUDED LIABILITIES" means those items details of which are set out in Part B of Schedule 4;

     "THE FIXED EQUIPMENT" means all of the plant, machinery and equipment used in the Business which are affixed to the Property details of the principal items of which are set out in part I of Schedule 3;

     "THE FINANCE AGREEMENTS" means the leasing, hire purchase, credit sale and other similar agreements details of which are set out in Schedule 7;

     "THE FINANCIAL INDEBTEDNESS" means all short term and long term financial indebtedness including bank debt and any debts (other than trading debts) owing to the Guarantor or any of the subsidiaries of the Vendor in relation to the Business but excluding amounts arising under or pursuant to the Finance Agreements and the list of inter-company charges set out in
     Schedule 14;

     "GUARANTEE" means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any third party and whether given directly or by way of counter-indemnity to any third party who has provided a Guarantee;

     "ICTA 1988" means Income and Corporation Taxes Act 1988;

     "INTANGIBLE ASSETS" means all customer and supplier lists maintained by or on behalf of the Vendor for the purpose of the Business (and/or copies of the same) and those items listed in sub-clauses 6.1(b)(i),(ii) and (iii);

     "THE INTELLECTUAL PROPERTY" means all the Intellectual Property Rights used or owned by the Vendor in connection with the Business as at the date of this Agreement;

     "INTELLECTUAL PROPERTY RIGHTS" means patents, registered designs, trade marks and service marks (whether registered or not) applications for the foregoing and the right to apply therefore in any part of the world, copyrights, design rights, and all similar property rights, including those subsisting (in any part of the world) in inventions, designs, drawings, performances, computer programs, semiconductor topographies, plant varieties, confidential information, business or brand names, goodwill or the style of presentation of goods or services and in applications for protection thereof;

     "THE MOVEABLE EQUIPMENT" means all of the moveable plant, machinery and equipment (including but not limited to tools, furniture and fittings, motor vehicles and spare parts) used in the Business details of the principal items of which are set out in part II of Schedule 3;

     "THE NET ASSET VALUE" means a sum equal to the aggregate of the values of the Assets (other than Intangible Assets and Intellectual Property) as shown in the Completion Accounts minus a sum equal to the aggregate of the value of the Creditors as agreed or determined pursuant to clause 4;

     "THE NOMINATED ACCOUNT" means the Vendor's account numbered 1422647298 at Corestates Bank (ABA no. 031000011) or such other account or accounts as the Vendor shall specify;

     "THE OEM SUPPLY AGREEMENT" means an agreement of even date with this Agreement between the Vendor and the Guarantor for the supply of Products and related services following Completion;

     "THE OPINION" means the opinion in the agreed form given by Messrs Ballard, Spahr, Andrews and Ingersoll in relation to the Guarantor;

     "THE PATENTS" means the patents (if any) listed in Part A of Schedule 13;

     "PAYE AND NIC RECORDS" means the workings sheets records and other documents relating to the Business required to be preserved for the purposes of the Pay As You Earn and National Insurance systems;

     "THE PERMITTED ACTIVITY" means the resale to customers of the Guarantor of products which have been supplied to the Guarantor by the Purchaser pursuant to the OEM Supply Agreement and the ongoing product support of such products;

     "THE PRODUCTS" means those stencil printers produced or being developed by the Business including but not limited to those products of the Business sold under or referred to by the names, SigmaPrint 500, SigmaPrint 400, Sigma Print 90, SigmaPrint 100 and SigmaPrint 200 and similar or like names used when such products are sold through the Guarantor;

     "PROHIBITED AREA" means the World;

     "THE PROPERTY" means the leasehold property details of which are set out in
     Schedule 1;

     "THE PROPERTY LICENCE" means the licence agreement in the agreed form relating to the Property to be entered into between the Purchaser and the Vendor on Completion;

     "THE PURCHASE PRICE" means the sum of US $ (dollars) 2,900,000, subject to adjustment pursuant to clause 5;

     "THE PURCHASER'S SOLICITORS" means Messrs. Wragge & Co, of 55 Colmore Row, Birmingham B3 2AS;

     "THE REGISTERED DESIGNS" means the registered designs (if any) listed in Part C of Schedule 13;

     "THE REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended from time to time;

     "RELEVANT BREACH" means any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of any of the Warranties;

     "THE RESTRICTED PRODUCTS" means:

     (i) all products which are manufactured, produced, distributed or sold by the Vendor in connection with the Business at the Completion Date (including, without prejudice to the generality of the foregoing, the Products); and

     (ii) any other products which are of a type similar to and competing with any of the products referred to in (i) above;

          but excluding products supplied as part of the Permitted Activity;

     "THE RESTRICTED SERVICES" means:

     (i) all services which are supplied by the Vendor in connection with the Business at the Completion Date (including without prejudice to the generality of the foregoing, research and development, product design, software design, manufacturing, field service, technical support and supply of spare parts); and

     (ii) any other services which are of a type similar to and competing with any of the services referred to in (i) above;

          but excluding the supply of field service, technical support and supply of spare parts in connection with the Permitted Activity;

     "THE RETENTION SUM" means such part of the cash sum of $750,000 (being part of the Purchase Price) as the Purchaser is entitled to retain and which is payable in accordance with clause 3;

     "SCHEDULE" means a schedule to this agreement;

     "SECURITY INTEREST" means a mortgage, lien, pledge, charge, hypothecation or other security interest (or an agreement or commitment to create any of them), but excluding:

          (a) any lien arising in the ordinary course of business to secure amounts which are not material;

          (b) any unpaid vendor's or supplier's lien arising in the ordinary course of the Business to secure amounts due in respect of goods or services sold or supplied; and

          (c)  liens arising by operation of law, including a banker's lien;

     "SET OFF AMOUNT" means the amount of any Set Off Claim which is the subject of a Set Off Notice being a bona fide estimate of the amount of a relevant claim (as defined in Schedule 9);

     "SET OFF CLAIM" means a claim by the Purchaser to make a deduction or withholding from the Retention Sum pursuant to clause 11 being a relevant claim for the purposes of Schedule 9 and for the avoidance of doubt there may be any number of Set Off Claims in respect of the Retention Sum provided that such claims do not in aggregate exceed $375,000;

     "SET OFF NOTICE" means a notice substantially in the form set out at
     Schedule 11 in relation to any Set Off Claim and specifying a Set Off
     Amount;

     "SYSTEMS" means any computer hardware, software (including all Third Party Software and Developed Software), networking equipment and infrastructure or other equipment owned and used by the Business which are reliant upon microchip technology;

     "THE STOCK" means all raw materials, stocks, work-in-progress, finished and partly finished goods, spare parts, fuel and other consumables relating to the Business at the Completion Date;

     "THE SUPPLY CONTRACTS" means all of the contracts, agreements, orders, engagements and arrangements (whether written or oral) between the Vendor and suppliers for the supply of goods or services to the Vendor in relation to the Business or any of the Assets subsisting at the Completion Date;

     "TAX" means all forms of taxes duties imposts levies and all deductions and withholdings in relation to tax whenever created or imposed, whether in the United Kingdom or elsewhere, including (without limitation) VAT deductions under the PAYE system and National Insurance contributions, together with all penalties, fines, charges, surcharges and interest in relation to tax or to any return or information required to be provided for the purposes of any tax;

     "THIRD PARTY SOFTWARE" means any software used by the Business the Intellectual Property in which is owned by a third party;

     "THE TRADE MARKS" means the trade marks (if any) listed in Part B of
     Schedule 13;

     "VAT" means Value Added Tax;

     "VAT RECORDS" means all records invoices and other documents relating to the Business which are required to be preserved for the purposes of VATA 1994 and/or regulations made thereunder;

     "VATA 1994" means the Value Added Tax Act 1994;

     "THE VENDOR'S SOLICITORS" means Messrs. Gouldens of 22 Tudor Street, London, EC4Y 0JJ;

     "THE WARRANTIES" the warranties, representations and undertakings contained in clause 11 and Schedule 6;

     "THE WARRANTY CLAIMS" means any claim or liability of the Vendor arising as a result of any product warranty provisions of the Contracts relating solely to Products manufactured in whole or in part prior to Completion, including, for the avoidance of doubt, any claims in respect of such provisions where the relevant Product has been sold via the Guarantor (acting as the Vendor's agent or distributor);

     "THE WARRANTY CLAIMS RESERVE" means the specific provision made in the Completion Accounts in respect of the Warranty Claims;

     "YEAR 2000 COMPLIANT" means that the Products conform to the year 2000 conformity definition in the British Standards Institution Document reference DISC PD 2000-1.

1.2 a document expressed to be "IN THE AGREED FORM" means a document in a form which has been agreed by the parties contemporaneously with or before the execution of this Agreement and which has, for the purposes of identification, been initialled by them or on their behalf;

1.3 references to a clause or schedule are to a clause of, or a schedule to, this Agreement, references to this Agreement include its schedules and references in a schedule or part of a schedule to a paragraph are to a paragraph of that schedule or that part of that schedule;

1.4 references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.5 words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

1.6 the contents table and the descriptive headings to clauses, schedules and paragraphs (and summaries in parentheses of the scope of any statutory provisions in the Tax Warranties) are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement;

1.7 the words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

1.8 a person is connected with another person if he is so connected within the meaning of section 839 ICTA 1988;

1.9

     (i) "enactment" means any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

     (ii) a reference to any enactment shall be construed as including a reference to:

          (A) any enactment which that enactment has directly or indirectly replaced (whether with or without modification), and

          (B) that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof, provided that this sub-clause 1.9(ii) shall not increase the liability of any party above that which appertains at the date hereof;

1.10

     (a) "Group" means, in relation to a body corporate such body corporate and all of its subsidiaries and holding companies for the time being;

     (b)  "Group Company" means a member of a Group;

     (c)  "subsidiary" and "holding company" have meaning given to them by section 736 and 736A Companies Act 1985.

1.11 Where any amount is required to be converted to US Dollars for the purposes of this Agreement such conversion shall be calculated at the rate of exchange (sterling to dollars) quoted in the Wall Street Journal on the day following the Completion Date.

2    SALE OF THE ASSETS

2.1 The Vendor shall sell and the Purchaser shall (relying as the Vendor hereby acknowledges, on the representations, warranties, undertakings and indemnities of the Vendor referred to or contained in this Agreement) purchase from the Vendor the Assets and assume the Assumed Liabilities from the Completion Date.

2.2 The Excluded Assets and Excluded Liabilities shall be excluded from the sale and purchase referred to in clause 2.1.

2.3 The Vendor shall sell and transfer the Assets free from all Security Interests and with full title guarantee.

2.4 Title to, beneficial ownership of, and any risk attaching to, the Assets shall pass on Completion.

2.5 The Purchaser shall not be obliged to complete the purchase of any of the Assets unless the Purchase of all the Assets is completed simultaneously.

2.6 Save as otherwise expressly provided in this Agreement, the Purchaser shall have no responsibility for creditors or any other liabilities of the Vendor in connection with the Business existing at Completion or arising by reason of anything done or omitted to be done prior to Completion and the Vendor will indemnify and keep the Purchaser fully and effectively indemnified (on an after tax basis) from and against all costs, claims, losses or expenses which the Purchaser may suffer or incur in respect thereof.

2.7 Save as otherwise expressly provided in this Agreement (save in relation to any such matter which gives rise to a Relevant Breach) the Purchaser shall indemnify the Vendor and keep the Vendor fully and effectively indemnified from and against all losses, costs, claims or expenses arising out of or in connection with the carrying on of the Business and the possession of the Assets after Completion by the Purchaser.

3    CONSIDERATION

3.1 Subject to adjustment pursuant to clause 5, the aggregate consideration payable for the Business and the Assets hereby agreed to be sold shall be (and be satisfied by) the payment by the Purchaser to the Vendor of the Purchase Price and the assumption by the Purchaser of the Assumed Liabilities.

3.2 The Purchase Price shall be apportioned between and allocated to the Assets and the Assumed Liabilities in the manner set out in Schedule 2.

3.3 On Completion, the Purchaser shall pay to the Vendor, on account of the Purchase Price the Completion Payment.

3.4 Subject to clause 5 on the Completion Accounts Date the sum of $375,000 shall be released from the Retention Sum and paid by the Purchaser to the Vendor forthwith and the Retention Sum shall be permanently reduced on a $ for $ basis.

3.5 Subject to clause 11 the remainder of the Retention Sum together with the interest accrued thereon (following any reduction made pursuant to clauses 3.4, 11 or 14) shall on the first anniversary of Completion be released to the Vendor

3.6 Pending payment the Retention Sum shall be held on the terms of this Agreement by the Purchaser and such Retention Sum shall accrue interest for the benefit of the Vendor at an annual rate of 6% compounded monthly.

3.7 All payments and releases of the Retention Sum shall be made in the manner set out in clause 6.1(c).

4    COMPLETION ACCOUNTS

4.1 The Vendor and the Purchaser shall procure that on the Completion Date there shall be a stocktaking of the Stock (which shall be attended by representatives of the Vendor and the Purchaser) and the Purchaser shall procure that, as soon as practicable following the Completion Date and in any event not later than 60 days after the Completion Date, a draft of the Completion Accounts ("DRAFT COMPLETION ACCOUNTS") shall be prepared by the Purchaser in accordance with clause 4.2 and delivered to the Vendor.

4.2  The draft Completion Accounts shall be prepared:

     (a) in a format which complies with the requirements of schedule 4 of the Companies Act 1985; and

     (b) on a historical cost basis and on a going concern basis in accordance with the accounting principles and practices generally accepted in the United Kingdom (UK GAAP) which are in force at the date hereof, including all applicable statements of standard accounting practice and financial reporting standards; and

     (c) subject to sub-clauses 4.2(a) and 4.2(b), using the same accounting principles, policies, bases and practices as were used in the preparation of the Accounts; and

     (d) notwithstanding the provisions of clauses 4.2(a), (b) and (c) in accordance with the principles and policies set out in schedule 10; and

     (e) so as to indicate the Net Asset Value, the Assumed Liabilities, the Warranty Claims Reserve, the Bad Debts Reserve and the apportionments pursuant to clause 14.1.

4.3 Unless the Vendor notifies the Purchaser in writing within 30 days after receipt of such draft Completion Accounts that it does not accept that such draft Completion Accounts comply with this clause 4, the Vendor shall be deemed to have accepted such draft as complying with this clause 4.

4.4 If within the period of 30 days referred to in clause 4.3 the Vendor shall notify the Purchaser in writing that it does not accept that the said draft Completion Accounts comply with this clause 4 then the Vendor and the Purchaser shall use their respective reasonable endeavours to reach agreement upon appropriate adjustments to the said draft Completion Accounts.

4.5 When the Vendor accepts or is deemed to accept that the said draft Completion Accounts comply with this clause 4, then such draft Completion Accounts shall be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the parties.

4.6 If the Vendor and the Purchaser have not resolved any such matter in dispute within 30 days following the expiry of the period of 30 days referred to in clause 4.4 or any other matter in dispute pursuant to clauses 8.8 and 8.1 then either party shall be entitled to refer any matter in dispute to such firm of independent chartered accountants as the Vendor and the Purchaser may agree within 14 days of a request by either of them to the other or, failing such agreement within such time, as the President for the time being of the Institute of Chartered Accountants in England and Wales may nominate on the application of the Vendor or the Purchaser ("INDEPENDENT ACCOUNTANTS") for determination on the following basis:

     (a) the Independent Accountants shall be instructed to notify the Vendor and the Purchaser of their determination of any such matter as soon as possible;

     (b) the Vendor and the Purchaser shall be entitled to make written submissions to the Independent Accountants and to have sight of and to comment on any submissions made by the other but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

     (c) in making such submissions the Vendor and the Purchaser shall, where appropriate, state their respective best estimates of monetary amounts of the matters referred for determination;

     (d) in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall in the absence of manifest error be final and binding in all respects on the Vendors and the Purchaser (but shall be without prejudice to the Purchaser's right to claim under the Warranties or otherwise in respect of any matter);

     (e) in making their determination the Independent Accountants shall state what adjustments (if any) are to be made to the said draft Completion Accounts in order that they shall comply with this clause 4; and

     (f) the fees and expenses of the Independent Accountants shall be borne equally between the parties.


4.7 Following Completion and until the Completion Accounts shall have been agreed or determined, the Vendor and the Purchaser shall respectively:

     (a) give or procure that the Independent Accountants are given access at all reasonable times to all books and records of the Business which are in the possession or under the control of the Vendor or the Purchaser (as the case may be); and

     (b) generally provide the Independent Accountants with such other information and assistance as they may reasonably require (including access to and assistance at reasonable times from personnel employed by the Vendor or the Purchaser, as the case may be) in relation to the review, agreement or determination of the Completion Accounts.

5    ADJUSTMENT TO THE PURCHASE PRICE

5.1 If the Net Asset Value is less than US$ 2,900,000, the Purchase Price shall be reduced by an amount equal to the shortfall such shortfall being applied first against and shall reduce on a $1 for $1 basis the Retention Sum (the Purchaser being entitled to payment of the same) and, to the extent that the Retention Sum is insufficient, such amount shall be repaid to the Purchaser forthwith on the Completion Accounts being agreed or determined.

5.2 Any reduction in the Purchase Price required to be made pursuant to this clause 5 shall be allocated to those Assets and the Assumed Liabilities to which such shortfall is attributed in the Completion Accounts.


6    COMPLETION

6.1 Completion shall take place at the offices of Adler Pollock and Sheehan P.C. 2300 BankBoston Plaza, Providence, Rhode Island USA on the Completion Date when all (but not part only unless the parties shall so agree) of the following business shall be transacted:

     (a) the Vendor shall deliver to the Purchaser or make available for collection by the Purchaser or its authorised representatives at the Property all of the Assets title to which is capable of passing by delivery when title to such assets shall pass to the Purchaser;

     (b) the Vendor shall deliver into the possession of the Purchaser (or as it shall direct) the following:

          (i) such documents as may be required to give good title to the Assets and vest title to the Assets in the Purchaser;

          (ii) all books of account and other financial records, payroll records, stock and other records, information relating to customers and suppliers (including but not limited to a list of all of the customers of the Business during the last two years, and a list of unfulfilled orders as at the Completion Date), relevant computer programs and other books and documents which relate to the Business;

          (iii) all designs and drawings, plans, instructional and promotional material, sales publications, advertising materials, other technical material and sales matter which relate to the Business;

          (iv) a list of sales distributors, identifying sales by units and the territory served during the last twelve months, and copies of all the current agreements with such distributors;

          (v) the PAYE and NIC Records relating to each of the Employees duly completed and up-to-date;

          (vi) the VAT Records;

         (vii) all mortgages or charges over the Assets (or any of them) duly vacated or (if the mortgages or charges also relate to other property) duly executed release of the Assets from such mortgages or charges together with letters of non-crystallisation in relation to such charges;

        (viii) a certified copy of the special resolution resolving to change the name of the Vendor pursuant to clause 12;

          (ix) duly executed assignments of the Intellectual Property Rights;

          (x)  the Opinion;

     (c) the cash sums payable under this Agreement by the Purchaser, or as the case may be the Vendor shall be paid by electronic transfer as follows:

          (i) in the case of any sums payable to the Vendor to the Nominated Account and payment of the Completion Payment into such account shall constitute a good discharge to the Purchaser in respect of it;

          (ii) in respect of any sums payable to the Purchaser, to an account to be nominated in writing by notice from the Purchaser to the Vendor (a copy to be provided to Fleet Bank if applicable);

         (iii) in respect of the Retention Sum in accordance with clause 3;

     (d)  the Purchaser and the Vendor shall enter into the Property Licence.

6.2 If the Vendor shall fail to perform any obligation under this clause 6, the Purchaser may without prejudice to its rights or remedies under this Agreement or under the general law:

     (a) defer Completion with respect to some or all of the Assets to a date not more than twenty eight days after the Completion Date (in which case this sub-clause 6.2(a) shall apply to Completion as so deferred); or

     (b) proceed to Completion so far as practicable (including, at the Purchaser's option, completion of the purchase of some only of the Assets); or

     (c)  determine this Agreement.


6.3 Upon determination pursuant to clause 6.2(c) this Agreement shall (save for the provisions of clauses 16, 20, 26.1, 29 and 30) be null and void and of no further effect;

7    VALUE ADDED TAX

7.1 All amounts expressed in this Agreement as being payable by any party hereto are expressed exclusive of any VAT which may be chargeable thereon and the amount of any VAT shall be payable in addition thereto.

7.2 The parties each consider that article 5 of the Value Added Tax (Special Provisions) Order 1995 ("ARTICLE 5") applies to the purchase of the Business and the Assets by the Purchaser so that the purchase is treated as a transfer of a business (or part of a business) as a going concern and is treated neither as a supply of goods nor a supply of services.

7.3 The parties shall each use all reasonable endeavours to persuade Customs that Article 5 applies to the sale and purchase of the Business and the Assets and (without limitation) the Vendor shall:

     (a) promptly after execution of this Agreement, submit a written request to Customs for a ruling that the sale and purchase hereunder constitutes the sale of a business (or part of a business) as a going concern within Article 5 and shall provide a copy of such application to the Purchaser; and

     (b) upon receipt of any response from Customs, inform the Purchaser of the same (and shall provide copies of all relevant correspondence).

7.4 The Vendor shall not charge any VAT to the Purchaser in respect of the sale and purchase of the Business and the Assets unless Customs shall first have provided a written ruling to the effect that the Vendor is obliged to charge VAT to the Purchaser in respect of the sale and purchase hereunder. If Customs issue such a ruling, then:

     (a) the Vendor shall promptly provide a copy of such ruling to the Purchaser;

     (b) (in accordance with the ruling received) the Vendor shall charge VAT on the whole or (as the case may be) part of the purchase price and issue to the Purchaser a VAT invoice for such VAT addressed to the Purchaser; and

     (c) (subject to prior receipt of such ruling and such VAT invoice) the Purchaser shall promptly pay to the Vendor the VAT shown in the VAT invoice.

7.5 For the avoidance of doubt, any penalty or interest incurred by the Vendor for late payment of VAT by reason of it having been assumed that sale and purchase of the Business and the Assets to the Purchaser fell within
     Article 5 shall be borne by the Vendor.

7.6 If the Purchaser shall have paid to the Vendor any amount in respect of a supposed liability to VAT and Customs shall subsequently determine that the whole or part of such supposed liability to VAT was not properly chargeable ("OVERPAID VAT"), then the Vendor shall:

     (a)  promptly notify the Purchaser of Customs' determination; and

     (b) repay the Overpaid VAT (together with all interest relating thereto) to the Purchaser and (if the Purchaser so requires) issue a VAT credit note to the Purchaser in respect of the Overpaid VAT.

7.7 On Completion, the Vendor shall deliver to the Purchaser the VAT Records and no application will be made pursuant to section 49(1)(b) VATA 1994 for the Vendor to retain the VAT Records.

7.8 The Vendor shall (and will procure that each of its relevant associates (within the meaning of paragraph 3(7) schedule 10 VATA) shall) not on or after the date of this Agreement make any election pursuant to paragraph 2 schedule 10 VATA in respect of any of the Assets or the Property.

7.9 No application shall be made to transfer the Vendor's VAT registration to the Purchaser.

8    DEBTORS AND CREDITORS

8.1 The Purchaser will be responsible for and will discharge the Creditors in full in accordance with their credit terms and will indemnify the Vendor in full and keep it fully indemnified against any liability if may suffer or incur as a result of its failure to discharge the same.

8.2 If the Collection Amount is less than the amount of the Debts the Purchaser shall forthwith notify the Vendor of the amount of the shortfall and the Vendor shall pay to the Purchaser the difference between the Collection Amount and the amount of the Debts. Any such payment shall be made on the day falling after the Final Date. Provided always that if on that date the Collection Amount or if the amount of the Debts has not been agreed or deemed to be agreed between the Vendor and the Purchaser or determined by the Independent Accountants then the Vendor on such day shall:

     (a) pay to the Purchaser on account of such payment an amount equal to the portion thereof which is not in dispute;

     (b) pay to the Purchaser's Solicitors for crediting to a deposit account, in the names of the Vendor's Solicitors and the Purchaser's Solicitors ("the Joint Account") the amount notified by the Purchaser to the Vendor as the amount of the said shortfall less the amount paid by the Vendor to the Purchaser pursuant to sub-paragraph (a) above.

     On agreement and/or determination of the aggregate amount realised by the Debts during the Collection Period pursuant to the provisions of this clause 8.2 there shall be released to the Purchaser out of the principal sum standing to the credit of the Joint Account an amount equal to the amount by which the aggregate amount realised by the Debts during the Collection Period falls short of the Debts less the amount of any payment pursuant to sub-paragraph (a) above together with the interest accrued on such proportion of the principal sum and the balance of the principal sum standing to the credit of the Joint Account shall be released to the Vendor together with the interest accrued thereon.

8.3 If the Collection Amount is more than the amount of the Debts the Purchaser shall pay to the Vendor the difference between the amount calculated as aforesaid and the amount of the Debts.

8.4  In this clause 8:

     (a) "Collection Amount" means the aggregate of the amounts received by the Purchaser in respect of the Debts during the Collection Period less the proper and reasonable legal costs incurred by the Purchaser in connection with any legal proceedings to collect any such Debt and for seeking advice on whether legal proceedings will have a reasonable chance of success provided that all cheques and other bills received but uncleared at the close of business on the Final Date shall be included at their full face value unless they are dishonoured on first presentation and all cheques and other bills received before the close of business on the Final Date but dated after that date shall not be included;

     (b) "Collection Period" means the period beginning on the Completion Date and ending on the Final Date;

     (c)  "Final Date" means the date falling 100 days after the Completion
          Date.

8.5  The Purchaser undertakes that during the Collection Period:-

     (a) it will use all reasonable endeavours to collect the Debts (but so that it will not be obliged to take any legal proceedings with a view to such collection unless it has received legal advice that such proceedings have a reasonable chance of success); and

     (b) it will not assign dispose of or otherwise charge or hypothecate any of the Debts otherwise than by way of floating charge.

8.6 In the event that the Collection Amount is less than the amount of the Debts the Purchaser shall forthwith upon the making of the payments required to be made in accordance with the provisions of clause 8.2:

     (a) assign free of all liens charges and encumbrances (save those existing at Completion) the Debts outstanding at the close of business on the Final Date to the Vendor upon the terms that the Vendor shall have no claim against the Purchaser (other than in respect of the obligations of the Purchaser under this clause 8.6) in the event that any of the Debts so assigned shall be bad in whole or in part or otherwise uncollectable;

     (b) promptly execute and deliver to the Vendor individual assignments (prepared by the Vendor) of such Debts in such form and at such times as the Vendor may from time to time request and at the Vendor's expense; (c) receive as trustee for and account at monthly intervals to the Vendor in full in respect of any of the Debts assigned to the Vendor pursuant to sub-paragraph (a) of this clause 8.6.

8.7 If the Vendor shall not request the Purchaser pursuant to sub-paragraph (b) of clause 8.6 to deliver an assignment of any of the Debts the Vendor shall be entitled (subject to indemnifying the Purchaser to the Purchaser's reasonable satisfaction against all costs and expenses which the Purchaser may thereby incur) to continue or to bring legal proceedings in the Purchaser's name to recover such Debt.

8.8 Any dispute or difference which may arise between the parties in relation to the provisions of this clause 8 shall be determined mutatis mutandis by the Independent Accountants in accordance with clauses 4.6 and 4.7.

8.9 Subject to clause 8.10 below the Purchaser will be responsible for and will discharge the Warranty Claims in accordance with the terms of the Contracts and will indemnify the Vendor in full and keep it fully indemnified against any liability it may suffer or incur as a result of its failure to discharge the same.

8.10 The Vendor will indemnify the Purchaser in full and keep it fully indemnified to the extent that the Purchaser's liability in respect of the Warranty Claims exceeds the Warranty Claims Reserve and will pay to the Purchaser on demand an amount equal to such excess. The liability of the Vendor in respect of claims under this clause shall not exceed US$ 500,000 minus the Warranty Claims Reserve and the Purchaser shall in the event of any claim made under this clause provide full details thereof to the Vendor and in the event that the amount of the claim is not agreed then the matter shall be referred to the Independent Accountant for determination mutatis mutandis in accordance with clause 4.6 and 4.7.

8.11 The Vendor will, indemnify the Purchaser in full and keep it fully indemnified against all costs, losses, expenses, damages, charges, liabilities, penalties, licence fees whatsoever (including, without limitation any legal and other professional expenses) which the Purchaser may incur arising out of:

     (i) any claim made in the period up to and including 1st October 1999 by DEK or any person claiming rights under them that the Vendor or the Purchaser in the manufacture or modification of the Products has infringed any Intellectual Property Rights of DEK or such person comprised in DEK's patents numbered UK#EP0606928 and US#5,157,438;

     (ii) any claim made in the period up to and including 1st October 1999 by the owner or any person claiming rights under such owner of any Third Party Software used in the computer systems of the Business that the Vendor or the Purchaser has infringed any Intellectual Property comprised in such Third Party Software, the provisions of Schedule 9 paragraph 9 shall apply to this clause 8.11 as if set out herein.

8.12 The Purchaser will use its reasonable endeavours, for the period referred to in clause 8.11(i) above, to modify the design of the Products so that they do not infringe the patents referred to in clause 8.11(i) above, provided however, that this clause 8.11 shall in no way limit or affect the liability of the Vendor to indemnify the Purchaser pursuant to clause 8.11 above.

8.13 The Vendor agrees to indemnify and keep indemnified the Purchaser against all liabilities, actions, proceedings, costs, claims, damages and expenses which the Purchaser may suffer or incur by reason of the operation of the SM Tech Executive Pension Scheme (the "SM SCHEME") operated by Scottish Equitable for Richard Wilshire but this indemnity will not extend to:

     (a) employer contributions to the SM Scheme of up to 10% per annum of the annual basic salary of Richard Wilshire for any period after Completion; or

     (b) any liability, action, proceedings, costs, claims, damages, or expenses resulting from any act or omission of the Purchaser or the Trustees of the SM Scheme after Completion.

9    CONTRACTS AND FINANCE AGREEMENTS

9.1  The Contracts shall be dealt with as follows:

     (a) all Contracts which can be assigned by the Vendor without the consent of any third party shall be assigned to the Purchaser with effect from the Completion Date;

     (b) as from the Completion Date the Vendor shall hold the benefit of such of the Contracts which cannot be assigned without the consent of a third party upon trust for the Purchaser and all profit and losses arising from them shall belong to and be borne by the Purchaser and the Vendor will at the Purchaser's request and cost give to the Purchaser all reasonable assistance to enable the Purchaser to enforce the Contracts;

     (c) the Vendor and the Purchaser shall each use their reasonable endeavours to obtain all necessary consents for the assignment or novation of each of the Contracts; and

     (d) with effect from the Completion Date and subject to the Vendor performing its obligations under this clause 9 the Purchaser shall assume the obligations and carry out, complete and discharge all of the obligations of the Vendor under the Contracts and shall indemnify the Vendor from all costs, proceedings, actions, losses, charges, interest, claims and demands arising by reason of the Purchaser's failure to observe or perform the terms of any of the Contracts after the Completion Date.

10   EMPLOYEES

10.1 The parties hereby acknowledge that the transaction effected by this Agreement is a transfer of an undertaking to which the Regulations apply.

10.2 The contract of employment of each of the Employees shall be transferred to the Purchaser in accordance with the Regulations with effect from the Completion Date.

10.3 The Vendor shall be liable for and shall indemnify the Purchaser in respect of all or any redundancy payments unfair dismissal or other compensation (whether statutory or contractual) salaries wages commissions remuneration Tax national insurance contributions damages costs claims deductions or expenses which may be incurred by the Purchaser as a result of:

     (a) anything done before the Completion Date by or in relation to the Vendor in respect of the Employees or any of their contracts of employment or being deemed to have been done by or in relation to the Purchaser by virtue of the Regulations;

     (b) any persons other than the Employees being employees of the Vendor engaged in the Business in such a way that their employment transfers to the Purchaser pursuant to or by virtue of the Regulations;

     (c) the particulars of employment of the Employees set out in Schedule 5 being in any respect inaccurate or incorrect.

10.4 In the event that wages salaries or commissions are due to any of the Employees after the Completion Date in respect of the period to and including the Completion Date the same shall be paid by the Purchaser which shall forthwith on demand be indemnified in respect thereof by the Vendor except to the extent that such sums are provided for in the Completion Accounts.

10.5 The Purchaser shall indemnify the Vendor against all claims, compensation, awards, damages, fines, judgments, expenses and liability whatsoever incurred by the Vendor in connection with the termination of employment of any of the Employees after the Completion Date which is incurred by the Vendor by virtue of such termination save to the extent that any such claims, compensation, awards, damages, fines, judgments, expenses and liability arise directly from any failure by the Vendor to comply with its obligations under regulation 10 of the Regulations.

10.6 For the period of 3 months following Completion the parties agree to allow reasonable access to such of their respective employees as the parties shall agree (acting reasonably) in order to facilitate the preparation of the Vendor's accounts and the consolidation accounts of the Guarantor's Group and any accounts of the Business (as the case may be) for the period ending 31st December 1998. Each party shall pay a fair and reasonable proportion of all expenses (including payroll, national insurance and PAYE) incurred by the others in complying with this clause 10.6.

11   REPRESENTATIONS AND WARRANTIES

11.1 In consideration of the Purchaser entering into this Agreement the Vendor hereby warrants to the Purchaser:

     (a)  (subject to clause 11.2) in the terms set out in Schedule 6; and

     (b) that any statement in Schedule 6 which is qualified as being made "so far as the Vendor is aware" or "to the best of the knowledge, information and belief of the Vendor" or any similar expression has been so qualified after due diligent and careful enquiries by the Vendor (including enquiry of the executive directors of the Vendor (to the extent that such persons are employed or engaged in connection with the Business)).

11.2

     (a) The Warranties are qualified to the extent, but only to the extent, of those matters fully and fairly disclosed in this Agreement or the Disclosure Letter and for this purpose "fully and fairly disclosed" means disclosed in such detail as to enable a reasonable purchaser to make an informed assessment of the size and nature of the matter concerned;

     (b)  Each of the paragraphs in Schedule 6:

          (i) shall be construed as a separate and independent representation and/or warranty; and

          (ii) save as expressly otherwise provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 6 or by any other provision of this Agreement;

     and the Purchaser shall have a separate claim and right of action in respect of every Relevant Breach of each such representation or warranty.

11.3 The rights and remedies conferred on the Purchaser under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Purchaser in respect of any Relevant Breach (including but not limited to the right to damages for any loss or additional loss suffered by the Purchaser). All claims by the Purchaser for damages or compensation in respect of any Relevant Breach shall be subject to the provisions for the protection of the Vendor in Schedule 9.

11.4

     (a) The Purchaser's right or ability to claim damages, compensation or other relief in respect of any Relevant Breach shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Purchaser may before Completion have had constructive or implied knowledge of the matter giving rise to the claim; and

     (b) Without prejudice to the generality of sub-clause 11.4(a) the rights and remedies of the Purchaser shall not be affected or limited in any way by any investigation made by or on behalf of the Purchaser into the Business or any report on the Business prepared at the instance of or made available to the Purchaser prior to Completion.

11.5 The Vendor undertakes to indemnify the Purchaser against any costs (including legal costs on an indemnity basis), expenses and other liabilities (together with any VAT thereon which is not recoverable by the Purchaser) which the Purchaser may reasonably incur, either before or after the commencement of any action, in connection with:

     (a) the settlement of any claim by the Purchaser that there has been a Relevant Breach; or

     (b) any legal proceedings in which the Purchaser claims that there has been a Relevant Breach and in which judgement is given for the Purchaser; or

     (c)  the enforcement of any such settlement or judgement.

11.6 The Warranties shall not in any respect be extinguished or affected by Completion.

11.7 In respect of any relevant claim (as defined in Schedule 9) made by the Purchaser, the Purchaser shall be entitled to make a Set Off Claim in respect of any Set Off Amount by serving a Set Off Notice on the Vendor, the Guarantor, the Vendor's Solicitors and the Purchaser's Solicitors specifying the Set Off Amount at the same time as it gives notice of the relevant claim pursuant to Schedule 9 on or before 12 months from Completion.

11.8 If the Purchaser serves a Set Off Notice in accordance with clause 11.7 the Set Off Amount specified in the Set Off Notice shall be retained by the Purchaser out of the Retention Sum until the relevant claim to which that Set Off Notice relates has been settled, agreed or adjudicated and the amount of the Retention Sum then payable to the Vendor in accordance with clause 3.5 shall be reduced pending the settlement agreement or adjudication of the relevant claim accordingly on a $1 for $1 basis.

11.9 The Vendor may, within 60 days following receipt of a Set Off Notice require by notice in writing to the Purchaser, that the Purchaser shall procure that the Purchaser's Solicitors instruct a counsel of not less than ten years' call to determine by way of a written opinion as at the date of service of the Set Off Notice:

     (a) whether a relevant claim has been made in accordance with this Agreement;

     (b) whether the relevant claim giving rise to or comprised in the Set Off Claim is one in respect of which a prima facie case can be established; and

     (c) what part of the Set Off Amount properly equals the value of the relevant claim,

     within 15 business days after receipt by him of instructions from the Purchaser's Solicitors. The costs of such counsel's determination shall be borne as to half by the Purchaser and half by the Vendor.

11.10 The Purchaser shall be entitled to retain from the Retention Sum (and forthwith upon such agreement or adjudication) any Set Off Amount (and the Retention Sum shall be permanently reduced accordingly) to the extent that:

      (a) the relevant claim to which such Set Off Amount relates is agreed in writing between the parties to be due to the Purchaser; or

      (b) final judgement (which for the purposes of this clause 11.10 shall mean a judgement which is not subject to appeal or has not been appealed within the time permitted) is given in favour of the Purchaser in respect of the relevant claim to which such Set Off Amount relates.

11.11 If it is determined in accordance with clause 11.9 that either a relevant claim has not been made in accordance with this Agreement or is not one in respect of which a prima facie case can be established or that the Set Off Amount exceeds the value of the relevant claim, then:

      (a) if such determination occurs before the first anniversary of Completion, the Purchaser shall no longer be entitled to retain in the Retention Sum the Set Off Amount in respect of that Set Off Claim (but without prejudice to its right to have such sum retained in respect of any other Set Off Claim) or

      (b) if such determination occurs on or after the first anniversary of Completion, the Set Off Amount which relates to that Set Off Claim, shall be paid forthwith to the Vendor together with interest accrued on such sum since the first anniversary of Completion;

     and the Vendor and Purchaser shall forthwith give instructions to this effect to their respective Solicitors and in so doing shall deliver to them a copy of counsel's opinion.

11.12 In the event that:

     (a) a relevant claim being the subject of a Set Off Claim or any part of that Claim is agreed in writing between the parties not to be due to the Purchaser; or

     (b) legal proceedings in respect of any relevant claim being the subject of a Set Off Claim (which is not agreed in writing between the parties) are not issued and served on the Vendor before 1st April 2001 or, if earlier, within six months of notice thereof first being given to the Vendor; or

     (c) final judgement (which for the purposes of this clause 11.12 shall mean a judgement which is not subject to appeal or has not been appealed within the time permitted) is given in favour of the Vendor in respect of that claim then:

          (A) if such event occurs before the first anniversary of Completion, the Purchaser shall no longer be entitled to retain in the Retention Sum that part of the Set Off Amount which relates to that Set Off Claim which is referable to such event (but without prejudice to its right to have such sum retained in respect of any other Set Off Claim); and

          (B) if such event occurs on or after the first anniversary of Completion, that part of the Set-Off Amount which relates to that Set Off Claim which is referable to such event, shall be paid forthwith to the Vendor from the Retention Sum together with interest accrued on such sum since the first anniversary of Completion;

        and the Vendor and the Purchaser shall forthwith give instructions to this effect to their respective solicitors.

11.13 The parties acknowledge that the purpose of this clause 11 is to determine the basis on which funds are to be held in and/or released from the Retention Sum and for the avoidance of doubt any retention or payment made or determination given in accordance with this clause 11 (other than clauses 11.10(a), 11.10(b) 11.12(a) or 11.12(c)) shall be without prejudice to the rights and remedies of the parties in respect of the claim or claims in relation to which any retention or payment is made or determination given.

12    NAMES

12.1  The Vendor shall at Completion procure:

      (a) that a resolution be passed changing its name to a name which does not include the Business Names or any other name likely to cause confusion therewith or which is phonetically similar and that such resolution shall forthwith be submitted to the Registrar of Companies together with the appropriate fee; and

      (b) that the Business Names or any similar phrase shall no longer be used by the Vendor as a corporate, business or trading name.

13    RESTRICTIVE COVENANTS

13.1 Subject to the provisions of this Agreement and the OEM Supply Agreement the Guarantor hereby undertakes with the Purchaser on behalf of itself and each member of its Group that without the prior consent in writing of the Purchaser (such consent not to be unreasonably withheld) it will not and will procure that each member of its Group does not directly or indirectly, whether by itself or their respective employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise howsoever, for the period specified in clause 13.2:

      (a) carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether for reward or otherwise) in, provide any technical, commercial or professional advice to, or in any way assist any business which is or is about to be engaged in the manufacture or production of the Restricted Products or any of them or the supply of the Restricted Services or any of them except for field service, technical support and supply of spare parts in the Prohibited Area in competition with the Business;

      (b) solicit or entice away or endeavour to solicit or entice away from the Business any person employed or otherwise engaged in connection with the Business on the Completion Date, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of the Purchaser following Completion.

13.2 The restrictive covenants contained in clause 13.1 shall apply to the Vendor the Guarantor and any member of the Guarantor's Group until the earliest of:

      (a)   the second anniversary of the Completion Date;

      (b) such date as the Purchaser may deliver notice to the Guarantor terminating the OEM Supply Agreement or shall fail to materially comply with its material obligations thereunder; and

      (c) (in respect of a particular Restricted Product) the Purchaser ceasing to manufacture the relevant Restricted Product which shall thereon cease to be a Restricted Product for the purposes of this clause 13.

13.3 The Vendor hereby undertakes with the Purchaser that it will not at any time after Completion directly or indirectly, whether by itself, its employees or agents or otherwise howsoever:

      (a) engage in any trade or business or be associated with any person firm or company engaged in any trade or business using the Business Names or any trade name used in the Business prior to Completion or any name incorporating the Business Names or such trade name or any similar name or names or any colourable imitation thereof;

      (b) in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Business or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Business;

      (c) without the consent of the Purchaser use, whether on its own behalf or on behalf of any third party, or divulge to any third party, any of the Confidential Information.

13.4 Subject to clause 13.5 the Vendor and Guarantor undertake with the Purchaser that, if the Vendor, the Guarantor or any other Group Company shall have obtained any of the Confidential Information from any third party under an agreement including any restriction on disclosure known to it, neither the Vendor, the Guarantor or any other Group Company will at any time without the consent of the Purchaser infringe that restriction.

13.5  The restrictions in sub-clause 13.3(c) shall not apply:

      (a) in respect of any of the Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement; or

      (b) to the extent that the Vendor, the Guarantor or any member of the Guarantor's Group is required to disclose Confidential Information by any applicable law, governmental order, decree, regulation, licence or rule or pursuant to the regulations of any securities exchange or regulatory or governmental body to which it is subject.

13.6 The Vendor and the Guarantor (on behalf of itself and each member of the Guarantor's Group) agree with the Purchaser that the restrictive covenants in clauses 13.1 to 13.4 inclusive are reasonable and necessary for the protection of the value of the Business and the Assets and that, having regard to that fact, those covenants do not work harshly on them.

13.7 The Vendor and the Guarantor (on behalf of itself and each member of the Guarantor's Group) hereby undertake to the Purchaser that they will at the request and cost of the Purchaser enter into a direct agreement or undertaking with any member of the Purchaser's Group carrying on the Business from time to time whereby they will accept restrictions and provisions corresponding to the restrictions and provisions contained in clauses 13.1 to 13.6 inclusive (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such company may reasonably require for the protection of its legitimate interests.

13.8 The Vendor and Guarantor acknowledge and agree that in addition to all other remedies the Purchaser shall be entitled to seek injunctive or other interim or equitable relief, including damages (or their equivalent in any jurisdiction), which may be appropriate in the event of any breach or anticipatory breach of this clause

14    APPORTIONMENTS

14.1 All outgoings relating to or payable in respect of the Business, the Property or any of the other Assets up to and including the Completion Date shall be borne by the Vendor and as from the Completion Date shall be borne by the Purchaser and all payments receivable in respect of the Business, the Property or any of the other Assets up to and including the Completion Date shall belong to and be payable to the Vendor and as from the Completion Date shall belong to and be payable to the Purchaser. Such outgoings and payments receivable shall if necessary be apportioned accordingly and shall be evidenced in the Completion Accounts.

14.2 Payment of any amount apportioned pursuant to clause 14.1 shall be made within fourteen days after its agreement or determination in accordance with the provisions of clause 4 and shall form part of the calculation of Net Asset Value for the purposes of clause 5.

15    CAPITAL ALLOWANCES

15.1 The Vendor will on demand by the Purchaser sign and submit to the Inland Revenue any claims or elections which the Purchaser reasonably requires in order to enable the Purchaser to claim capital allowances in respect of the Purchaser's acquisition of the Assets including (without limitation):

      (a) any elections in respect of Assets which are fixtures for the purposes of Capital Allowances Act 1990; and/or

      (b) any elections in respect of the apportionment of the purchase price payable under this Agreement.

16    GUARANTEE

16.1 In consideration of the Purchaser entering into this Agreement and the sum of (Pound Sign) 1 (receipt of which is hereby acknowledged) the Guarantor unconditionally guarantees to the Purchaser as principal obligor full, prompt and complete performance by the Vendor of all its obligations and covenants under this Agreement (as varied, extended or renewed from time to time), including without limitation the due and punctual payment of all sums payable now or in the future to the Purchaser by the Vendor and the performance of all covenants under this Agreement when and as the same shall become due for payment or performance (as the case may be). Accordingly, the Guarantor undertakes with the Purchaser that if and each time that the Vendor shall be in default in the payment of any sum whatsoever or the performance of any obligations under this Agreement or in breach of any of the Warranties the Guarantor will on demand make good the default and pay all sums which may be payable and do all things required as if the Guarantor instead of the Vendor were expressed to be the primary obligor warrantor or covenantor, together with interest thereon at the rate of 1% per annum above the base rate of Barclays Bank Plc for the time being in force from the date on which such sums become payable by the Vendor hereunder until payment of such sums in full.

16.2 This guarantee is a continuing guarantee and shall remain in force until all obligations and covenants of the Vendor under this Agreement have been discharged and performed in full.

16.3 The obligations of the Guarantor hereunder shall not be affected by any act, omission, matter or thing which, but for this clause 16.3, might operate to release or otherwise exonerate the Guarantor from its obligations warranties or covenants hereunder or affect such obligations or covenants including but not limited to:

      (a)   any time or indulgence granted to or composition with the Vendor;

      (b) the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right or remedies against the Vendor;

      (c) any legal limitation, disability, incapacity or other circumstances relating to the Vendor or any other person or any amendment to or variation of the terms of this Agreement or any other document or security; or

      (d) any irregularity, unenforceability or invalidity of any obligations of the Vendor under this Agreement with the intent that the Guarantor's obligations under this guarantee shall remain in full force and this guarantee shall be construed accordingly as if there were no such irregularity, unenforceability or invalidity.

16.4 The Guarantor waives any right it may have of first requiring the Purchaser to proceed against or enforce any guarantee or security of or claim payment from the Vendor.

17    CONTINUING EFFECT OF THIS AGREEMENT

17.1 No restriction in this Agreement or in any other agreement or arrangement of which it forms part which is registrable under the Restrictive Trade Practices Act 1976 or 1977 ("the Acts") shall come into effect until the day after particulars of this Agreement and any of the other agreement or arrangement of which it forms part have been furnished to the Director General of Fair Trading in accordance with the Acts, unless this Agreement and any other agreement or arrangement of which it forms part falls within any of the classes of non-notifiable agreements established by statutory instrument under the Acts.

17.2 Subject to clause 17.1 all of the provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Purchaser's rights in relation to this Agreement.

18    ANNOUNCEMENTS

18.1 No announcements shall be made by or on behalf of any of the parties hereto and relating to the sale and purchase hereunder without the prior written approval of the other parties whose consent shall not unreasonably be withheld. For the avoidance of doubt it shall be unreasonable for any party to withhold its consent to any announcement where such announcement is required by law or the rules of a stock exchange.

19    RELEASES, WAIVERS ETC., BY THE PURCHASER

19.1 The Purchaser may, in its discretion, in whole or in part release, compound or compromise, or waive its rights or grant time or indulgence in respect of, any liability to it under this Agreement.

19.2 Subject to clause 19.1, neither the single or partial exercise or temporary or partial waiver by the Purchaser of any right, nor the failure by the Purchaser to exercise in whole or in part any right or to insist on the strict performance of any provision of this Agreement, nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Purchaser to enforce any right or any such provision shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by the Purchaser of, that or any other right or provision.

19.3  All references in clause 19.2 to:

      (a) any right shall include any power, right or remedy conferred by this Agreement on, or provided by law or otherwise available to, the Purchaser; and

      (b)   any failure to do something shall include any delay in doing it.

19.4 The giving by the Purchaser of any consent to any act which by the terms of this Agreement requires such consent shall not prejudice the right of the Purchaser to withhold or give consent to the doing of any similar act.

20    NOTICES

20.1 Except as otherwise provided in this Agreement, every notice under this Agreement shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the party to whom it is intended to be given as the addressee and:

      (a) it is delivered by being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary); or

      (b) it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee's authorised address; or

      (c) the envelope containing the notice is properly addressed to the addressee at his authorised address and duly posted by the recorded delivery service (or by airmail registered post if overseas) or the notice is duly transmitted to that address by facsimile transmission;

            and, in proving the giving or service of such notice, it shall be conclusive evidence to prove that the notice was duly given within the meaning of this clause 20.1.

20.2 A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of sub-clause 20.1(c) unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

20.3 For the purposes of this clause 20 the authorised address of the Vendor shall be its registered office for the time being or (in the case of notices transmitted by facsimile transmission) its facsimile number at that address and the authorised address of the Purchaser shall be the address of its registered office for the time being or (in the case of notices transmitted by facsimile transmission) its facsimile number at that address.

20.4 Any notice duly given within the meaning of clause 20.1 shall be deemed to have been both given and received:

      (a) if it is delivered in accordance with sub-clause 20.1(a) or 20.1(b), on such delivery;

      (b) if it is duly posted or transmitted in accordance with sub-clause 20.1(c) by any of the methods therein specified, on the second (or, when sent airmail, fifth) business day after the day of posting or (in the case of a notice transmitted by facsimile transmission) upon receipt by the sender of the correct transmission report.

20.5 For the purposes of this clause 20 "notice" shall include any request, demand, instruction, communication or other document.

21    TIME

21.1 Time shall be of the essence of this Agreement as regards any time, date or period whether as originally fixed or as altered in any manner provided herein.

22    ENTIRE AGREEMENT

22.1 This Agreement (together with all documents which are required by its terms to be entered into by the parties or any of them and any terms of any other documents which this Agreement expressly preserves and all other documents which are in the agreed form and are entered into by the parties or any of them in connection with this Agreement) sets out the entire agreement and understanding between the parties in connection with the sale and purchase of the Assets and other matters described in it.

23    ALTERATIONS

23.1 No purported alteration of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party hereto.

24    SEVERABILITY

24.1 Each provision of this Agreement is severable and distinct from the others. The parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired, provided that the operation of this clause would not negate the commercial intent and purpose of the parties under this Agreement.

24.2 If any provision of this Agreement is illegal or unenforceable as a result of any time period specified herein being in excess of that permitted by a regulatory authority, that provision shall take effect with the substitution of a period acceptable to the relevant regulatory authorities subject to it not negating the commercial intent of the parties under this Agreement.

25    COUNTERPARTS

25.1 This Agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into the Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

26    PAYMENT OF COSTS

26.1 Each of the parties shall be responsible for his or its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all ancillary documents.

27    SUCCESSORS AND ASSIGNS

27.1 This Agreement shall be binding on and shall ensure for the benefit of the successors in title of each party.

27.2 The Agreement may be assigned by the Vendor or the Purchaser with the prior written consent of the other party (such consent not to be unreasonably withheld)

28    FURTHER ASSURANCE

28.1 The Vendor shall execute or, so far as it is able, procure that any necessary third party shall execute all such documents and/or do or, so far as it is able, procure the doing of such acts and things as the Purchaser shall after Completion require in order to give effect to this Agreement and any documents entered into pursuant to it and to give to the Purchaser the full benefit of all the provisions of this Agreement.

29    APPLICABLE LAW AND SUBMISSION TO JURISDICTION

29.1 This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the High Court of Justice in England for the purpose of hearing and determining any suit, action or proceedings which may arise out of or in connection with this Agreement.

30    ADDRESS FOR SERVICE

30.1 The Vendor and Guarantor hereby irrevocably authorise and appoint the Vendor's Solicitors (or such other person or persons, being a firm of solicitors resident in England, as the Vendor and Guarantor may hereafter as regards itself by notice in writing to all the other parties hereto from time to time substitute) to accept on their behalf service of all legal process arising out of or connected with this Agreement.

30.2 The Purchaser hereby irrevocably authorises and appoints the Company Secretary of Cookson Group plc, The Adelphi, 1-11 John Adam Street, London WC2N 6HJ (or such other person or persons, being resident in England, as the Purchaser may hereafter as regards itself by notice in writing to all the other parties hereto from time to time substitute) to accept on its behalf service of all legal process arising out of or connected with this Agreement.

30.3 Service of such process on the person for the time being authorised under clause 30.1 or 30.2 to accept it on behalf of the relevant appointor shall be deemed to be service of that process on that appointor.

IN WITNESS whereof this Agreement has been entered into as a Deed the day and year first above written.

                                   SCHEDULE 1

                                  THE PROPERTY

                                     Part I

                                   DESCRIPTION



ADDRESS                                      PRESENT USE
-------                                      -----------

Middle Farm Barns                            Light/general industrial
Bridport Road
Fordington
Dorchester
Dorset

                                   SCHEDULE 2

                                  CONSIDERATION

                                                     CONSIDERATION
ASSET                                                ATTRIBUTABLE (POUND SIGN)
-----                                                -------------------------

Moveable Equipment*                                  [              ]

Fixed Equipment*                                     [              ]

The benefit of the Contracts                                1

The Patents

The Trade Marks

The Registered Designs                                      1

Intangible Assets                                           1

The Stock*                                           [              ]

The Debtors*                                         [              ]

Pre-paid expenses (Clause 14.2)*                     [              ]
                                                     ----------------

Cash*                                                [              ]

TOTAL ASSETS*                                        [              ]

LESS

ASSUMED LIABILITIES*                                 [              ]
                                                     ----------------


Purchase Price*                                      [              ]

*each as determined by the Completion Accounts

                                   SCHEDULE 3

                                  THE EQUIPMENT

                                     PART I

                               THE FIXED EQUIPMENT

Those items marked with a X on the attached fixed asset register.



                                     PART II

                             THE MOVEABLE EQUIPMENT

Those other items on the attached fixed asset register.

                                   SCHEDULE 4

                            PART A - EXCLUDED ASSETS

1     The Property and any leasehold improvements.

2 Any Tax assets of the Vendor including deferred Tax assets and any claims for repayment of Tax.

3 The benefit of the agreement between the Vendor (and others) and Mr Dominique Henry dated 27th January 1995.

4     Goodwill

5 Intellectual Property (other than the Patents, Trade Marks and Registered Designs)

                          PART B - EXCLUDED LIABILITIES

1 All liabilities of the Vendor pursuant to an agreement between the Vendor (and others) and Mr. Dominique Henry dated 27th January 1995.

2     Tax and all Tax creditors.

3     The Financial Indebtedness.

4 Any liability (which liability will include, without limitations, all losses, costs, claims, expenses and charges including legal and other professional expenses) in respect of the Property.

5 Any liability of the Vendor pursuant to any oral distribution agreements entered into by the Vendor.

                                   SCHEDULE 5


                                    EMPLOYEES

                                   SCHEDULE 6

                                 THE WARRANTIES

ASSETS

1 The Assets are the absolute legal and beneficial property of the Vendor free from any lease, hire or hire purchase agreement, agreement for payment on deferred terms, bill of sale or retention of title claim, mortgage, charge, lien or other encumbrance whatsoever and are in the possession or under the control of the Vendor and situate at the Property and there are no agreements or arrangements restricting the freedom of the Vendor to transfer the Assets to the Purchaser or otherwise to use or dispose of the same as it thinks fit.

2 No Asset has been acquired on terms that property therein does not pass until full payment is made.

3 The Assets comprise all the rights, assets and benefits whatsoever owned or used for the purposes of operating the Business.

CONDITION

4 The Assets are in a state of good repair and in good condition (taking into account their age and fair wear and tear excepted) and are regularly maintained and in particular (but without limitation) all vehicles are roadworthy and duly licensed for the purposes for which they are used.

ACCOUNTS

5 The Accounts comply with the accounting requirements of the Companies Act 1985 and all other relevant legislation and have been prepared in accordance with UK generally accepted accounting principles and practices consistently applied.

6 The Accounts give a true and fair view of the assets liabilities (including contingent unquantified and disputed liabilities) capital commitments and state of affairs of the Vendor as at the Accounting Date and of the profits and losses of the Vendor for the financial period to which the Accounts relate and in particular (but without limitation) the Vendor had no liabilities at the Accounting Date which were not included in the Accounts by way of proper provision or reserve therefor.

7 The method of valuing stock and work-in-progress in the Accounts was the same as that adopted in the balance sheets for the two financial periods of the Vendor immediately preceding the financial period to which the Accounts relate and no changes in the basis or policies of accounting have been made by the Vendor in its audited accounts for the two financial periods up to the Accounting Date.

8 Any slow moving stock has been appropriately and damaged redundant obsolete or unsaleable stock has been wholly written off.

9 The profits (or losses) of the Vendor for the two accounting periods ended on the Accounting Date as shown by the audited accounts relating to such periods and the trend of profits (or losses) thereby shown have not (except as therein disclosed) to a material extent been affected by any unusual or non-recurring income or expenditure or by any other factor known to the Vendor rendering such profits (or losses) for all or any such period(s) exceptionally high or low.

STOCK

10 No item comprised in the Stock is damaged, redundant, obsolete or in poor condition and all items comprised in the Stock are capable of being sold in the ordinary course of business in accordance with the Vendor's current price list without rebate or allowance to a Purchaser.

CONTRACTS

11 There are annexed to the Disclosure Letter true complete and up-to-date copies of the Finance Agreements and there has been no written amendment or addition thereto whether express or implied not contained in such documentation.

12    None of the Contracts:

12.1 other than the Finance Agreements is unlikely to have been fully performed in accordance with its terms more than six months after the date on which it was entered into or undertaken; or

12.2 is incapable of termination by the Vendor in accordance with its terms without payment of compensation or damages by three months' notice or less; or

12.3 is likely to result in a loss to the Vendor upon completion of performance or fulfilment of the Vendor's obligations thereunder; or

12.4 is incapable of being performed or fulfilled by the Vendor in accordance with its terms without undue or unusual expenditure of money effort or personnel; or

12.5 involves the supply to or by the Vendor of goods at fixed prices more than three months from the date of order; or

12.6 involves payment by the Vendor by reference to fluctuations in the index of retail prices or any other index; or

12.7 involves an aggregate expenditure by the Vendor of more than (Pound Sign) 10,000; or

12.8  is dependant upon the guarantee or security of any person; or

12.9 is incapable of assignment by the Vendor without the consent of any other party; or

12.10 is with any person connected with (within the meaning of section 839 of the Income and Corporation Taxes Act 1988) the Vendor or any member of the Vendor's Group or any director or shareholder of the Vendor; or

12.11 involves any commitment to obtain or supply goods or services exclusively from or to any person or otherwise restricts the manner or geographical area in which the Business may be operated; or

12.12 involves or is likely to involve the purchase or supply of goods or services the aggregate cost or sales value of which will represent in excess of 15% of the turnover for the preceding financial year of the Business ending on the Accounting Date; or

12.13 is outside the ordinary course of the Business or entered into otherwise than at arm's length or involves the supply by or to the Vendor of goods or services other than at full market value.

13 Neither the Vendor nor so far as the Vendor is aware is any third party in breach of any of its obligations under the Contracts and so far as the Vendor is aware there are no circumstances likely to give rise to any such breach;

14 In so far as the Vendor is aware no event or omission has occurred which would entitle the Vendor or any third party to terminate prematurely any of the Contracts.

CONDUCT OF BUSINESS

15 The Vendor has carried on the Business exclusively for a period of at least two years preceding the Completion Date and the Business has at all times been carried on in the ordinary and normal course.

16    Since the Accounting Date:

16.1 there has been no material adverse change in the financial or trading position or prospects of the Business;

16.2 the Vendor has not disposed of any assets used in connection with the Business other than in the normal course of trading;

16.3 the Vendor has not received notice that any customer or supplier of the Business representing more than 5% of the turnover of the Business has ceased to trade or materially reduced the level of its trading with the Business;

16.4 As at the Completion Date there are no amounts owing by the Vendor which have been due for more than ten weeks;

17 The Vendor has obtained all licences permissions and consents required for the carrying on of the Business and such licences permissions and consents are in so far as the Vendor is aware in full force and effect and the Vendor is not in so far as the Vendor is aware in breach of any of their terms or conditions. There are disclosed in the Disclosure Letter details of all such licences permissions and consents and in so far as the Vendor is aware there is no reason why any of the same may be revoked or not renewed in the ordinary course or should not be capable of being transferred to or obtained by the Purchaser without the necessity for any special arrangements.

LITIGATION, OFFENCES AND PROCESSES

18 Apart from normal debt collection by the Vendor there is no litigation, arbitration, prosecution or other legal proceedings relating to the Business or the Assets outstanding, or so far as the Vendor is aware, pending or threatened and the Vendor is not aware of any facts or circumstances likely to give rise to any such proceedings.

19 No injunction has been granted against the Vendor in connection with the Business and the Vendor has given no undertaking to any court or to any third party arising out of any legal proceedings relating to the Business or the Assets.

20 No order has been made or petition served or resolution passed for the winding up of the Vendor nor has any person threatened to present such a petition or convened or threatened to convene a meeting of the Vendor to consider a resolution to wind up the Vendor or any other resolution; no distress execution or other process has been levied on any of the Assets nor has any person except in the course of debt collection threatened any such distress execution or other process; no person has appointed or threatened to appoint a receiver of the Vendor the Business or the Assets or any part thereof; there is no unfulfilled or unsatisfied judgement or court order outstanding against the Vendor.

21 In so far as the Vendor is aware, no investigations or enquiries by or on behalf of any governmental or other body in respect of the Vendor the Business or any of the Assets are pending or in existence.

DEFECTIVE PRODUCTS OR SERVICES

22 The Vendor has not manufactured or sold any products or supplied any services work or materials in connection with the Business which were or are or will become faulty or defective in a manner not covered by the product warranty provisions of the Contracts and there are so far as the Vendor is aware no circumstances existing which may lead to a claim for defective goods services work or materials or for delays in delivery or completion of contracts or for deficiencies of design or performance which are not Warranty Claims for the purposes of the Agreement.

EMPLOYEES

23 All of the Employees are employed by the Vendor in connection with the Business and no other person other than the Employees is now or has been within the six months preceding the Completion Date employed or engaged as an independent contractor in connection with the Business.

24 The details of the Employees contained in Schedule 5 are true complete and accurate and there are disclosed in the Disclosure Letter full and accurate particulars of all material terms and conditions of employment of and all remuneration payable and other benefits provided to the Employees or their dependants or to which they are entitled (whether now or in the future and whether legally enforceable or not) including (without limitation) details of all profit sharing, incentive, bonus, commission or other similar arrangements which relate to the Employees.

25 There is no outstanding commitment (whether legally binding or not) to increase the remuneration payable or other benefits provided to any of the Employees and no negotiations for any such increase are current.

26 The employment or engagement of all of the Employees may be terminated by not more than one month's notice given at any time without liability for payment of compensation or damages (other than compensation payable by statute) and none of the Employees has given or received notice terminating his employment.

27 None of the Employees so far as the Vendor is aware are members of a trade union or any similar organisation and there is no recognised trade union, closed shop or collective agreement of any kind relating to the Employees.

28 No dispute is subsisting between the Vendor and any Employee or former employee of the Vendor and there are no present circumstances of which the Vendor is aware which are likely to give rise to such a dispute. There have been no strikes, work-to-rules, go-slows or other industrial action by any of the Employees or former employees of the Vendor during the period of two years immediately preceding the Completion Date.

29    The Vendor has in relation to each of the Employees complied with:

29.1 all obligations imposed on it by all statutes regulations and codes of conduct and practice relevant to the relations between it and the Employees or any trade union and has maintained current adequate and suitable records regarding the service and terms and conditions of employment of each of the Employees;

29.2 all collective agreements recognition agreements and customs and practices for the time being dealing with such relations or the conditions of service of the Employees; and

29.3 All relevant orders and awards made under any relevant statute regulation or code of conduct and practice affecting the conditions of service of the Employees;

29.4 All recommendations made by the Advisory Conciliation and Arbitration Service and all awards and declarations made by the Central Arbitration Committee relating to the Business.

BUSINESS NAME

30 The Business is not carried on and has not in the past three years been carried on under any name other than the Business Name.

31 No person other than the Vendor has any rights in relation to the Business Name or has required the Vendor to refrain from using such name or attempted to prevent such use by the Vendor.

INTELLECTUAL PROPERTY

32 The Vendor has disclosed in writing to the Purchaser full details of all the Intellectual Property and in so far as the Vendor is aware no Intellectual Property Rights other than the Intellectual Property are required in order to use all processes employed in the Business and to manufacture, use and sell the Products or otherwise to carry on the Business.

33 All the Intellectual Property Rights comprising the Intellectual Property are legally and beneficially owned by the Vendor and all renewal or other fees required to be paid to maintain any of the Intellectual Property Rights that are registered are in full force and effect have been paid.

34 There are not outstanding any contracts under which the Business is granted by or grants to any third party any Intellectual Property Rights or licences to manufacture use or sell any product or process and except in the ordinary course of business there has not been disclosed to any person other than the Purchaser and the Guarantor any details of the Intellectual Property or the Intangible Assets.

35 The conduct of the Business does not and is not in so far as the Vendor is aware likely to infringe the Intellectual Property Rights of any other person firm or company, nor has the Vendor become liable to make any payment of any royalty or of any sum in the nature of any royalty to any such person firm or company in relation to the Business.

36 In so far as the Vendor is aware, there is no unauthorised use or infringement by any person of any Intellectual Property.

37 Save in the ordinary course of business or with its employees the Vendor has not entered into any confidentiality agreement nor is subject to any duty which restricts the free use or disclosure of any Confidential Information.

INSURANCE

38 Copies of all the insurances maintained in respect of the Business are attached to the Disclosure Letter.

39 Such insurances are in full force and effect and the Vendor has paid all premiums falling due in respect thereof.

40 In so far as the Vendor is aware there are no circumstances which would or might lead to any liability under such insurances being avoided by the insurers or the premiums thereunder being increased.

41 There is no claim outstanding under any policy of insurance of or in connection with the Business and in so far as the Vendor is aware there are no circumstances likely to give rise to such a claim.

42 No insurer has refused to insure any of the Assets or has imposed conditions for such insurance whether by the imposition of increased premiums or otherwise.

IT SYSTEMS

43 Accurate copies of all the agreements held by the Business to use, support, maintain and/or develop all components of the Systems (including all licences, development agreements, software maintenance and support agreements, hardware maintenance agreements, source code escrow agreements and disaster recovery agreements) are attached to the Disclosure Letter.

44 The Vendor has not breached any of its obligations under any of the agreements referred to in paragraph 48, those agreements all remain in full force and effect as at completion and no notice has been served by any party to terminate any of those agreements.

45 In so far as the Vendor is aware, the use of the Systems by the Business does not, and the continued use of the Systems by the Business after Completion will not, infringe the Intellectual Property Rights of any third party.

46 The Vendor has exclusive control of the operation of the Systems and of the storage, processing and retrieval of all data stored on the Systems and any Intellectual Property Rights in such data are owned solely by the Vendor.

47 All Intellectual Property Rights in the Developed Software are owned by the Vendor and the Vendor has in its possession an up-to-date, useable and complete copy of the source code for all Developed Software together with copies of all programmer's commentaries and technical documentation relating thereto.

48 The Systems have been properly maintained in accordance with the maintenance agreements attached to the Disclosure Letter.

49 If any person providing maintenance or support services for the Third Party Software ceases or is unable to do so by reason of breach or insolvency on the part of such provider the Vendor has all necessary rights to obtain the source code to the relevant software and all related technical and other information free of charge that in so far as the Vendor is aware are required to maintain and support that software together with the right to use, or to allow a third party to use, the same for the purpose of carrying out such maintenance and support.

50 The Vendor has copies of all user manuals, technical documentation and any other documentation required to operate, maintain and support the Systems and is fully licensed to use the same for those purposes.

51 There are in place prudent procedures to ensure internal and external security of the Systems, including procedures for taking and storing on-site back-up copies of computer programs and data, for preventing introduction of viruses into the Systems and for the protection of security of data stored on the Systems.

52    All the Products are, Year 2000 Compliant.

53 The Systems have not been used to hold or process data in any manner that contravenes the Data Protection Act 1984.

BOOKS AND RECORDS

54 All the books of account, ledgers and financial and other records of whatsoever kind which are to be delivered to the Purchaser in accordance with this Agreement:

54.1 are held or stored under the exclusive ownership and control of the Vendor; and

54.2 are fully properly and accurately made up kept and completed in all respects; and

54.3  record all matters required to be entered therein; and

54.4  do not contain or reflect any material inaccuracies or discrepancies; and

CAPACITY AND OTHER ACTIVITIES

55 Each of the Vendor and the Guarantor has all requisite corporate power to enter into and perform this Agreement and the transaction and matters contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Agreement and the transactions and matters contemplated hereby.

56 Each of the obligations expressed to be assumed by the Vendor and the Guarantor under this Agreement and any agreement hereby contemplated constitutes a valid and binding obligation on each of the Vendor and the Guarantor respectively.

57 Neither the Vendor nor any member of the Vendor's Group nor any person connected with the Vendor nor any member of the Vendor's Group (within the meaning of Section 839 of the Income and Corporation Taxes Act 1988) has any interest directly or indirectly in any business other than the Business which is or is likely to be or become competitive with the Business (except as the holder for investment only of securities dealt in on a recognised stock exchange and not exceeding 5% in nominal value of the securities of that class).

SPECIAL ARRANGEMENTS

58 In so far as the Vendor is aware the Vendor is not nor has it ever been a party to or in any way connected with any agreement arrangement or practice in connection with the Business which in any way infringes or requires notification or registration under the Restrictive Trade Practices Acts 1956 to 1977 the Fair Trading Act 1973 the Consumer Credit Act 1974 the Resale Prices Act 1976 the Competition Act 1980 or Articles 85 and 86 of the Treaty of Rome.

59 None of the Assets has been acquired by the Vendor other than by way of an arm's length transaction for full market value.

60 The Vendor has not given in relation to the Business any guarantee indemnity warranty or bond or incurred any other similar obligation or created any security for or in respect of liabilities actual or contingent of any other person otherwise than in the ordinary course of trading.

61 The Vendor is not nor has it ever been in connection with the Business party to any joint venture consortium or partnership arrangement or agreement or a member of any unincorporated association.

TAX

62    The Vendor is a taxable person for VAT purposes and is registered under schedule 1 VATA 1994 with number586106333.

63 The VAT Records are complete accurate and up-to-date and will be delivered to the Purchaser on Completion.

64 None of the Assets or the Property is a capital item, the input tax on which could be subject to adjustment on accordance with the provisions of
      Part XV of the Value Added Tax Regulations 1995.

65 None of the Vendor, its relevant associates (within the meaning of paragraph 3(7) schedule 10 VATA) nor any other person has made or will make an election under paragraph 2 schedule 10 VATA in respect of any of the Assets or the Property.

66 The PAYE and NIC Records are complete accurate and up-to-date and will be delivered to the purchaser on Completion.

67 There is no branch agent office or permanent establishment (within the meaning of the OECD Model Double Taxation Agreement) of the Business outside the United Kingdom.

PENSIONS

68 Other than the Group Personal Pension Plan of the Vendor operated by Sun Life ("the GPPP") and the SM Tech Executive Pension Scheme operated by Scottish Equitable for Richard Wilshire ("the SM Scheme") there are no agreements or arrangements, in operation at the date hereof for the payment of or contribution towards any pensions, allowances, lump sums or other like benefits on retirement or on death for the benefit of any of the Employees or for the benefit of dependants of any of the Employees nor has any proposal to establish any such agreement or arrangement been announced.

69    Full details of the GPPP have been given to the Purchaser in the form of:

69.1 copies of the current explanatory booklets issued to the Employees who are members of the GPPP;

69.2  details of the Employees who are members of the GPPP.

70 In relation to the GPPP there are not at the date hereof any contributions thereto from or in respect of Employees which have fallen due but are unpaid

71 Each policy issued under the GPPP is approved for the purposes of Chapter IV of Part XIV of the Taxes Act or is capable of receiving such approval and the Vendor is not aware of any circumstances which might give the Inland Revenue reason to withdraw or withhold such approval.

72 The Vendor's annual contribution to the SM Scheme for Richard Wilshire does not exceed ten percent of his total annual salary and all emoluments.

PROPERTY

73 The Property is not subject to any covenant, agreement, restriction, reservation or right which would adversely affect the use and occupation of the Property by the Purchaser pursuant to the Property Licence;

EFFECT OF SALE OF THE BUSINESS AND THE ASSETS

74 The sale of the Business or the Assets under this Agreement will not conflict with result in a breach of or constitute a default under the terms of any of the Contracts and to the best of the Vendor's knowledge information and belief after Completion (whether by reason of an existing agreement or arrangement or otherwise) and as a result of the proposed acquisition of the Business and Assets by the Purchaser:

74.1 the Business will not lose the benefit of any right or privilege which it presently enjoys;

74.2 none of the Employees will terminate or be entitled to terminate his employment.

ACCURACY OF INFORMATION

75 All information which has been supplied by the Vendor or any of the Vendor's advisers to the Purchaser or any of the Purchaser's advisers concerning the Business or the Assets (including without limitation all information contained or referred to in this Agreement or the Disclosure Letter) was when supplied true and accurate in all material respects.

                                   SCHEDULE 7

                               FINANCE AGREEMENTS

VEHICLES


                                MTHLY START                           TERMINATION

MAKE          REG.           CHG       DATE       TERMS     DATE        SUPPLIER
/MODEL
----------------------------------------------------------------------------------------

BMW328i       N983 SPC        519.00    22/09/95   3 Yrs     21/09/98    Lombard Contract
                                                                         Hire

Laguna        R567 JMA        336.24    31/03/98   3 Yrs     31/03/01    Axus UK
1.8RT

Laguna        P527 DJM        415.58    24/10/96   3 Yrs     23/10/99    Axus UK
2.2RT
Mtv  Est

Golf          P139 DUX        314.20    04/10/96   3 Yrs     04/10/01    Axus
1.8TDI

Megane        R569 JMA        327.93    31/03/98   3 Yrs     31/03/01    Axus UK
1.6  Sport
Coupe


TELEPHONE SYSTEM

Norstar Modular 32 +          717.61    17/02/97   7 yrs     17/02/04    British
Various                                                                  Tele-communications
                                                                         Plc



FRANKING MACHINE

Postage by phone meter        201.00    15/08/98   5 Yrs     15/08/98   Pitney Bowes
mailing base                                                            Finance plc

5kg scale


                                       SCHEDULE 8


                                       [Not used]

                                       SCHEDULE 9

                       PROVISIONS FOR THE PROTECTION OF THE VENDOR

1 No claim under or in respect of the Warranties and/or clause 11 hereof (a "RELEVANT CLAIM") may be made unless written notice detailing a ground for liability thereunder and providing details of the claim (so far as possible having regard to the information available to the Purchaser) shall have been given by the Purchaser to the Vendor before 1st October 2000.

2 Any relevant claim which is validly made within the required period aforesaid shall (unless previously settled or withdrawn) be deemed to have been waived or withdrawn in the event that legal proceedings in respect thereof are not issued and served on the Vendor before 1st April 2001 or, if earlier, within six months of notice thereof first being given to the Vendor under paragraph 1 above.

3 Time shall be of the essence for the purposes of the provisions of paragraphs 1 and 2 of this Schedule.

4 No relevant claim may be made and the Vendor shall not be liable in respect thereof unless the actual amount payable under any individual claim exceeds $15,000 and in any event unless and until the aggregate cumulative liability of the Vendor to make actual payments in respect of all relevant claims exceeds $225,000 in which case the Vendor shall be liable for the whole amount of such claim or claims and not just the excess.

5 The aggregate liability of the Vendor under or in respect of all relevant claims shall not exceed an amount equal to $14,800,000 less such sums as the Purchase Price may be reduced pursuant to Clause 5.1.

6     No relevant claim may be made:

6.1 if it would not have arisen but for some voluntary act or omission carried out after Completion by or on behalf of the Purchaser or any of its successors in title to the Business or Assets or any of them where such act or omission is carried out otherwise than in the ordinary course of the conduct of the Business as carried on at Completion or is required to be carried out by law or a legally binding commitment created or entered into before Completion;

6.2 to the extent that the claim arises or is materially increased as a result of any legislation not in force at Completion;

6.3 if the facts events or circumstances giving rise to the claim or otherwise relevant thereto are fully and fairly disclosed in this Agreement (including the Schedules hereto) or in the Disclosure Letter;

6.4 to the extent the Purchaser actually recovers an amount in respect of the loss or damage the subject of the claim under any manufacturers' or suppliers' warranty or guarantee or like obligation;

6.5 to the extent that the Purchaser actually recovers an amount in respect of the loss or damage suffered under the terms of any insurance policy for the time being in force;

6.6 to the extent that any taxation for which the Purchaser is or may be liable is actually reduced or extinguished as a result of any such claim or the liability to which it relates;

6.7 if full provision allowance or reserve is made in the Completion Accounts specifically in respect of the matter to which the liability relates or if payment or discharge thereof has been fully taken into account therein;

6.8 in respect of any liability which is contingent, unless and until such liability becomes actual provided this paragraph shall not prevent claims being notified in accordance with paragraph 1;

6.9 to the extent that the liability to which the claim relates is or has been taken into account in calculating the Net Asset Value.

7 No person shall be entitled to recover any sum in respect of any relevant claim or otherwise retain reimbursement or restitution more than once in respect of the same loss or damage under this Agreement or otherwise.

8 Nothing contained in this Agreement or in any agreement entered into pursuant hereto shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it.

9 Without prejudice to the foregoing, the Purchaser undertakes as soon as reasonably practicable to notify the Vendor in writing of any matter which will or may give rise to any claim hereunder against the Vendor and that it shall at all times thereafter disclose in writing to the Vendor all information and documents in its possession or under its control and relating to such claim and the matters giving rise thereto. Further it shall (i) not take any action to avoid dispute resist appeal settle compromise or defend or otherwise deal with any such claim without the prior written consent of the Vendor; and (ii) (subject first to being indemnified and held harmless by the Vendor to its reasonable satisfaction against all liability which may thereby be incurred) take such action as the Vendor may reasonably require from time to time to assist it in dealing with such claim or to enforce any rights it may have to recover from any third party any sum or benefit the matter of the subject of the claim or otherwise referable thereto provided that it shall be deemed reasonable for the Purchaser to refuse to take such action.

10 In the event that payment is made by the Vendor in respect of a claim hereunder or under any agreement entered into pursuant hereto the Vendor may require the Purchaser to assign to the Vendor for no consideration all the rights of the Purchaser (or such relevant member) to recover from any third party any sums or other benefits in respect of the subject matter of the claim and in any event if the Purchaser subsequently recovers or receives from any third party a sum which is referable to the subject matter of such claim, the Purchaser shall forthwith after the receipt of such sum reimburse to the Vendor the net amount received after deducting tax thereon and any costs or expenses reasonably incurred by the Purchaser in recovering such sum or benefit from the third party concerned.

11 Neither the Purchaser nor the Vendor shall be liable in respect of any representation warranties covenants agreements undertakings or other obligations (whether express implied statutory or otherwise) which are not contained and expressly given or assumed by it in this Agreement or any agreement entered into pursuant hereto and the Purchaser and the Vendor hereby confirm that they have not entered into this Agreement or any other agreement in reliance on any such representation warranty covenant agreement undertaking or other obligation.

12 Any payment by the Vendor under this Agreement shall, so far as possible, be deemed to be a reduction of the Purchase Price but nothing in this paragraph shall limit or exclude liability under this Agreement.

13 Nothing contained in this Agreement or otherwise shall entitle the Purchaser to rescind or terminate this Agreement (i) after Completion or
      (ii) at any time by reason of anything done or omitted to be done or occurring after the date hereof.

                                   SCHEDULE 10

                          COMPLETION ACCOUNTS POLICIES

ACCOUNTS INCLUDED IN NET ASSETS CALCULATION PURSUANT TO CLAUSE 4.2

Research and Development

Expenditures for research and development are to be expensed as incurred, except that prototype machines capable of normal resale should be treated as trading stock and valued at current costs or have been capitalised and depreciated over a period of less than 2 years.

Cash and Cash Equivalents

Accounts Receivable

Accounts Receivable consist of trade receivables and intercompany receivables, net of a provision for bad debts.

Inventories

Inventories consist of materials for use in production, labour and overhead capitalised to the stage of completion, and stock acquired for re-sale and are valued at the lower of cost or net realisable value. Inventories are valued net of an allowance for slow moving and obsolete stock and net of a rotation provision for finished machines.

Prepaid Expenses

Prepaid expenses consist of amounts disbursed or accrued which are to be expensed in future periods.

Fixed Assets and Depreciation

All fixed assets are included except for those exceptions noted below. Depreciation is to be provided based on depreciation policies consistent with prior SMTech accounting practice.

Other Assets

Accounts Payable

Accounts Payable consist of obligations due to trade suppliers or the Guarantor only. Any other Intercompany payables are specifically excluded save for those services set out in Schedule 14.

The Completion Accounts will show Debts and Debtors separately.

Accrued Expenses

Accrued expenses consist of expenses incurred as of the closing date for which no invoice has been received.

These include but are not limited to:

Warranty provision - an allowance for the warranty obligation outstanding, on machines shipped prior to the closing date.

Payroll and holiday pay - an accrual for all obligations due to employees as of the closing date.

Commissions - an accrual for all commissions due to distributors, representatives and employees as of the closing date.

Other accrued expenses - all other expenses incurred as of the closing date.

Other Liabilities.

Full provision shall be made in the Completion Accounts for all liabilities for Tax assumed by the Purchaser as part of the Assumed Liabilities, including (without limitation) income tax under PAYE and National Insurance contributions (including class 1A contributions) accrued as at the Completion Date.

ACCOUNTS EXCLUDED FROM THE NET WORTH CALCULATION

Debt

All short term and long term debt, both internal and external, is excluded, including interest on that debt.

Fixed Assets

Excluded fixed assets include:

        Leasehold Improvements

        Capitalised project expenses

        Immovable assets

Taxes

All tax accounts, prepaid taxes or accrued taxes are excluded.

Intangible Assets

All intangible assets are excluded. This definition includes, but is not limited to Goodwill, Capitalised Patents or Trade Marks, and Investments in Subsidiaries.

Leases

All leased property is excluded from this calculation. This includes, but is not limited to leased autos, office equipment, and manufacturing equipment.

Contracts

All contracts, whether they can be considered an asset or a liability, are excluded from this calculation.

No tax assets including (without limitation) rights to repayment of tax or deferred tax assets shall be shown or taken into account in the Completion Accounts.

                                   SCHEDULE 11

Set Off Notice


From:   The Purchaser
To:                    (1) The Vendor
                       (2) The Guarantor
                       (3) Wragge & Co
                       (4) Gouldens


This Notice is issued pursuant to the agreement for the sale of the businesses and assets of the Vendor between the Purchaser, the Vendor, and the Guarantor, dated September 30, 1998 ("AGREEMENT").

Terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning in this letter.

We hereby notify you that the Purchaser now claims an amount of (Pound Sign) [ ] ("A SET OFF AMOUNT") brief details of which are set out in the schedule attached hereto and that accordingly such Set Off Amount should, in accordance with the Agreement, be retained by the Purchaser as part of the Retention Sum until settlement, agreement or adjudication in accordance with the terms of clause 11 of the Agreement.




                                    Yours faithfully,



                 ......................................................
                           [for and on behalf of the Purchaser]

                                   SCHEDULE 12

                           DISTRIBUTORSHIP AGREEMENTS

                   PARTIES                                        DATE
                   -------                                        ----

1       SMTech Limited and WKK                              1st October 1997
        Distribution Limited

2       SMTech Limited and Inimar of                          1st July 1998
        Denmark

3       SMTech Limited and IPT of Ireland                     1st July 1998

4       SMTech Limited and PB Technik                        25th June 1998
        AG

                                       SCHEDULE 13



                                         Part A

                                         Patents





                                         Part B

                                       Trade Marks





                                         Part C

                                   Registered Designs

                                       SCHEDULE 14

                                  INTERCOMPANY SERVICES

SIGNED                              )

AS A DEED by S M TECH LIMITED       )
acting by:                          )        /s/ THEODORE J. SHONECK
                                             -----------------------
                                             Director

                                             /s/ ANTHONY R. DRURY
                                             -----------------------
                                             Director/Secretary


SIGNED                              )
AS A DEED by SPEEDLINE              )
TECHNOLOGIES INC.                   )
acting by:                          )        /s/ SCOTT PEARSON
                                             -----------------------
                                             Authorised signatory

                                             ................................
                                             Authorised signatory



SIGNED                              )
AS A DEED by QUAD SYSTEMS           )
CORPORATION acting by:              )        /s/ THEODORE J. SHONECK
                                             -----------------------
                                             Authorised signatory


                                             /s/ ANTHONY R. DRURY
                                             -----------------------
                                             Authorised signatory